January 26, 2007

Filed pursuant to Rule 433

Registration Statement Nos. 333-126750 and 333-126750-04

January 26, 2007

JPMORGAN CHASE CAPITAL XXI

$850,000,000

FLOATING RATE CAPITAL SECURITIES, SERIES U

Issuer:	JPMorgan Chase Capital XXI (the “Trust”), a Delaware statutory trust, the sole assets of which will be junior subordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”). JPMorgan Chase will own all common securities of the Trust.

Guarantor:	JPMorgan Chase

Securities:	Floating Rate Capital Securities, Series U

Legal Format:	SEC Registered

Aggregate Liquidation Amount:	$850,000,000

Liquidation Amount:	$1,000 per capital security

Distributions:	Three-month LIBOR plus 0.95% until Scheduled Maturity Date

CUSIP/ISIN:	48123KAA4/US48123KAA43

Ratings:	Moody’s Investors Service: A2 Standard & Poor’s: A- Fitch: A

Settlement Date:	February 2, 2007 (T+5)

Scheduled Maturity Date:	February 2, 2037

Final Repayment Date:	January 15, 2087

Interest Payment Dates:	Paid quarterly on each February 2, May 2, August 2, and November 2, commencing May 2, 2007, until Scheduled Maturity Date

Interest Rate Index:	Three-month LIBOR until Scheduled Maturity Date

Re-offer Spread to Index:	Three-month LIBOR plus 100 bps until Scheduled Maturity Date

Day Count Convention:	Actual/360

Optional Redemption:	JPMorgan Chase may redeem the Floating Rate Capital Securities, in whole or in part, at any time on or after February 2, 2012, or in whole but not in part, at any time within 90 days after the occurrence of a tax event, rating agency event or capital treatment event, at 100% of their principal amount plus accrued and unpaid interest.

Interest Rate after Scheduled Maturity Date:	One-month LIBOR plus 1.99% payable on the last day of each calendar month based on Actual/360

Deferral Provision:	The Trust will defer payments on the Floating Rate Capital Securities for up to 10 years if JPMorgan Chase defers payments on the underlying junior subordinated debt securities. Payments cannot be deferred beyond the maturity date of the junior subordinated debt securities on January 15, 2087. Any deferred payments will accrue additional interest at the then applicable rate, compounded on each interest payment date.

Replacement Capital Covenant:	A replacement capital covenant will apply until January 15, 2067. The dates referred to in the prospectus supplement on which the “applicable percentage” and the types of securities that constitute “qualifying capital securities” (as therein defined) will change are January 15, 2037 and January 15, 2057.

Public Offering Price:	$993.29

Underwriting Commissions:	$8,500,000

Use of Proceeds:	General corporate purposes.

Sole Structuring Advisor and Bookrunner:	J.P. Morgan Securities Inc.

Co-Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, Inc., Blaylock & Company, Inc., BNY Capital Markets, Inc., Morgan Keegan & Company, Inc., SunTrust Capital Markets, Inc., UBS Securities LLC

Allocation:	Aggregate Liquidation Amount
J.P. Morgan Securities Inc.	$799,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	$8,500,000
Blaylock & Company, Inc.	$8,500,000
BNY Capital Markets, Inc.	$8,500,000
Morgan Keegan & Company, Inc.	$8,500,000
SunTrust Capital Markets, Inc.	$8,500,000
UBS Securities LLC	$8,500,000

Total	$850,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.